Exhibit 5.1

Giordano, Halleran & Ciesla
A Professional Corporation

Attorneys At Law

Please Respond To:
U.S. Postal Service Address:
Post Office Box 190
Middletown, New Jersey 07748

Or:

Hand Delivery and Overnight Service Address:
125 Half Mile Road
Red Bank, New Jersey 07701
(732) 741-3900
Fax: (732) 224-6599
www.ghclaw.com

July 18, 2008

Visual Management Systems, Inc.
1000 Industrial Way North
Suite C
Toms River, NJ 08755

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) filed by Visual Management Systems, Inc., a Nevada corporation (the “Company”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission for the registration of 898,600 shares of the Company’s common stock, $.01 par value (the “Common Stock”) which are proposed to be offered and sold by certain selling stockholders, including (i) shares issuable upon exercise of certain outstanding warrants (the “Warrants”) to acquire Common Stock (the “Warrant Shares”), (ii) shares issuable upon the exercise of outstanding options (the “Options”) and (iii) 246,600 shares of issued and outstanding shares of Common Stock (the “Outstanding Shares”).

We have examined the original, or a photostatic or certified copy, of such records and certificates of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies and the correctness of all statements of fact contained therein.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that:

Our Trenton Office: 441 East State Street, Trenton, New Jersey 08608, Phone: (609) 695-3900

Giordano, Halleran & Ciesla
A Professional Corporation
Attorneys At Law

Visual Management Systems, Inc.
July 18, 2008

1.
The Warrant Shares have been duly authorized and, when issued to and paid for by the holders of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

2.	The Option Shares have been duly authorized, when issued to and paid for by the holders of the Option in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

3.	The Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

GIORDANO, HALLERAN & CIESLA
A Professional Corporation